APRIL 26, 2002

PROSPECTUS

NEUTRON ENTERPRISES, INC.

2,250,000 SHARES OF OUR COMMON STOCK

Neutron is offering up to a total 2,250,000 Shares of its .001 Par Value Common Stock, at $.01 per share. Minimum amount to be raised by this offering is $5,625, with a maximum of $22,500. Neutron has no arrangements to place any funds received into escrow. Nevada law does not require that any funds raised pursuant to the sale of securities be placed into an escrow account, and Neutron does not plan on selling or distributing stock in any state or country that would require such funds to be placed into an escrow account. This is a direct participation offering, and Neutron does not intend to use a broker-dealer to sell its stock. Failure to use the services of a broker-dealer or underwriter may adversely affect the ability to sell all of the stock offered, and may have a negative impact on the development of Neutron's website. Neutron Enterprises, Inc. ("Neutron") is a development stage company, and even if all of the proceeds are raised through this offering, Neutron will not have enough money to develop its web page, and the continuation of its business will be in jeopardy.

Prior to this registration, there has been no public market for the shares of Common Stock. It is unlikely that an active public trading market can be established or sustained in the foreseeable future (See RISK FACTORS on page 5).

These securities have not been approved or disapproved by The Securities And Exchange Commission or any state securities commission nor has the Securities And Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in the securities offered hereby involves a high degree of risk and immediate substantial dilution of the book value of the common stock and should be considered only by persons who can afford the loss of their entire investment. See dilution and risk factors page 5.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

The Penny Stock Reform Act (Securities Exchange Act Section 3(a)(51A)) defines a penny stock as an equity security that is not registered on a national stock exchange or authorized for quotation on NASDAQ, and that sells for under $5.00 per share. Neutron's stock will be considered a penny stock under said Act. Since Neutron's stock will be considered a penny stock, a broker-dealer is required to provide a risk disclosure statement to a customer prior to recommending the sale of its stock. This could severely limit the ability to create a market for shares of Neutron's stock, Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common	2,250,000	$.01[1]	$22,500	$5.62

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Inside Front and Outside Back Cover Pages of Prospectus	2
3	Summary Information and Risk Factors	4
4	Use of Proceeds	7
5	Determination of Offering Price	7
6	Dilution	7
7	Selling Security Holders	7
8	Plan of Distribution	7
9	Legal Proceedings	7
10	Directors, Executive Officers, Promoters and Control Persons	7
11	Security Ownership of Certain Beneficial Owners and Management	8
12	Description of Securities	8
13	Interest of Named Experts and Counsel	8
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	9
15	Organization within Last Five Years	9
16	Description of Business	9
17	Management's Discussion and Analysis or Plan of Operation	12
18	Description of Property	13
19	Certain Relationships and Related Transactions	13
20	Market for Common Equity and Related Stockholder Matters	13
21	Executive Compensation	14
22	Financial Statements	14
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	14
24	Indemnification of Directors and Officers	14
25	Other Expenses of Issuance and Distribution	15
26	Recent Sales of Unregistered Securities	15
27	Exhibits	15
28	Undertakings	15
	Signatures	16

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 3. Summary Information and Risk Factors.

Prospectus Summary.

The offering will terminate upon the sale of all shares offered, or on May 31, 2002, whichever occurs first. If the minimum amount required to be raised through the sale of stock is not raised by May 31, 2002, all funds invested will be returned no later than June 15, 2002. Neutron intends to operate an Internet based heavy equipment sales business specializing in pre-owned or used transportation and heavy construction equipment. The Neutron website will operate as an "exchange," where buyers will be able to purchase heavy equipment offered for sale by sellers from around the world. In addition to providing a listing service for selling heavy equipment, the Neutron website will also offer a variety of other services that may attract both buyers and sellers involved with heavy equipment, including financing, third party appraisals, independent valuations, shipping and transportation, insurance, escrow services, and rigging and set-up services.The following summary is qualified in its entirety by reference to the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety. This document contains no proxy statement.

Organization

Neutron Enterprises, Inc. ("Neutron") was incorporated on December 28, 2000, in the state of Nevada. Neutron has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, Neutron has not made any significant purchases or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations.

Neutron is a developmental stage company that intends to operate an Internet based heavy equipment sales business specializing in pre-owned or used transportation and heavy construction equipment. The Neutron website will operate as an "exchange," where buyers will be able to purchase heavy equipment offered for sale by sellers from around the world. The address for the Neutron website is www.bigticketitemsonline.com.

In addition to providing a listing service for selling heavy equipment, the Neutron website will also offer a variety of other services that may attract both buyers and sellers involved with heavy equipment. Those services will include: financing, third party appraisals providing independent valuations of items being sold and purchased, shipping and transportation to move the equipment from the seller to the purchaser, insurance covering the equipment while in transit, as well as after the equipment is delivered and placed in service, escrow services to ensure that the proceeds of the sale are disbursed according to the terms of each sale, and rigging and set-up services to help put the new equipment into service, once the purchaser takes possession. Third party suppliers will need to provide all of the services available on the Neutron website. However, there are no agreements with third party suppliers to provide any of these services and Neutron has not yet contacted anyone regarding future relationships.

Neutron's revenues will come from commissions it will charge on each heavy equipment sale, as well as from sales of the various services provided on the Neutron website. Commissions will vary from 5 to 20 percent, depending on the type and dollar amount of each sale. Commission on a piece of heavy equipment sold for $5,000 or less will be 20%. As the value of the equipment increases, the commission rate decreases. Items sold for $500,000 or more will carry a sales commission of 5%. In the case of sales by third party service providers, Neutron plans to receive commissions or finder's fees for facilitating the third party transaction. The actual amount or rate of the fees will follow industry standards and range from between 5 and 20 percent. A final rate structure for service fees or commission will be determined after consultation and negotiations with service providers during the second half of this year.

All of the services that Neutron plans on providing are currently available from numerous independent contractors and other sources. Making these services available to clients will simply be a matter of listing them on the website. To date, Neutron has not entered into any contracts with service providers, nor has it contacted anyone regarding future relationships. Selecting service providers will be a matter of picking the most appropriate supplier at the time the services are required. Those most significant factors determining the selection of suitable service providers will be geographic location and availability.

It is doubtful that Neutron and www.bigticketitemsonline.com will be able to continue as a going concern unless it is able to raise additional funding. Neutron does not currently have the approximately $75,000 that will be needed to complete the website, nor does it have a source to supply the necessary funding. Although management has begun development of the website, management believes it can maximize its flexibility by making a private placement of stock to raise working capital, it is not offering stock for all future operations in this offering. For instance, management believes that future investors will be interested in purchasing stock if they believe that there is not an excessive amount of stock available for public trading.

Neutron anticipates that it will operate in a deficit position and continue to sustain net losses for the foreseeable future. As at December 31, 2001, Neutron's accumulated deficit was $35,233.

Until January, 2002, Mr. Warman was Neutron's sole officer and director, and there are no employees. On January 15, 2002, Aaron Bomke and Jason Baybutt were named directors of the Company. Mr. Baybutt was named as Chief Financial Officer and Secretary/Treasurer on January 15, 2002. Neutron does not expect to hire staff during the next twelve months.

Neutron entered into a consulting agreement with Aaron Bomke to provide expertise on implementing the Company's business plan. Although Mr. Bomke is a director, he still intends on providing consulting services to Neutron. A description of Mr. Bomke's employment history is contained in Item 10 below. A copy of the consulting agreement is attached as Exhibit 10.1

There is currently no market for Neutron stock.

Risk Factors

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT IN NEUTRON. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROSPECTUS.

Lack of Operational Experience: Neutron is a start-up company in its pre-operational development stage. Neither Neutron nor its management has any experience operating businesses in this industry or operating businesses on the Internet. It is possible that this lack of relevant operational experience could prevent Neutron from becoming a profitable business.

As at December 31, 2001, Neutron has sustained operating losses of $35,233 mainly due to legal and professional fees. The accumulated deficit as at December 31, 2001 is also $35,233.

Failure to Complete Website: The Neutron website is not yet operational. The completion of the website is entirely dependent on additional equity financing. Without the website there is no business. If Neutron fails to complete the website, the business will fail.

Inability to Attract Sellers and Buyers to our Website: In the past several years, many Internet based businesses have failed because of their inability to attract buyers to their websites, or the inability to attract advertisers to pay for the costs of operating a website. In order for its business to be successful, Neutron must attract both buyers and sellers. Neutron will be faced with the same challenges as previous Internet sales companies, and may find it very difficult to attract the level of activity it needs to make the business successful.

Inability to Compete Against Strong, Well-Established Competition: Neutron will be competing in an already established marketplace with businesses that have been in the industry for many years. The chief competitive factors will be quality of service, availability of product, transportation and distribution capabilities, and price. Neutron will find it very difficult to compete with strong, well-established competitors.

Additionally, Neutron will be competing with a variety of domestic and international firms. Those firms have substantially greater financial, product, distribution, transportation and marketing resources than Neutron. These established competitors will have also achieved a high level of brand recognition. Many of these competitors have introduced similar services to those contemplated by Neutron, and will be competing directly with Neutron. Such increased competition may result in price reductions, reduced profit margins and an inability for Neutron to gain market share. All of these factors will have a material adverse effect on Neutron's financial condition and results of operations.

Neutron is currently not competing in these markets because its website is not yet operational.

Failure to Secure Additional Financing: Neutron will require additional financing in order to establish profitable operations. Such financing may not be forthcoming, and even if additional financing is available, it may not be available on terms favorable to Neutron. Neutron expects that it will be required to obtain at least $243,600 in additional financing over the next twelve (12) months. While such financing may involve debt, Neutron will sell additional stock in one or more private placements.

Failure to Attract Experienced Management: Neutron is entirely dependent upon the efforts and abilities of the sole officers, Nanuk Warman acting as President and Jason Baybutt acting as Chief Financial Officer, Secretary and Treasurer. Additionally, there are no employees and Neutron does not expect to hire any employees in the next twelve months. It is doubtful that Neutron can be successful if Mr. Warman and Mr. Baybutt are unable to attract other experienced management.

Liability Due to Breaches in Security and Privacy: Neutron could be subject to litigation and liability if third parties were able to penetrate the Company's computer network security or otherwise misappropriate customer information contained on Neutron's databases. Neutron could also be subject to claims for misuse of personal information, in the event that personal client information was used for unauthorized marketing purposes, whether by Neutron or by third parties.

No Expectations to Pay Cash Dividends in the Near Future: The holders of Neutron common stock are entitled to receive dividends when, and if declared by the Board of Directors. Neutron does not intend to pay cash dividends in the foreseeable future, but instead intends to retain any and all earnings to finance the growth of the business. To date, Neutron has not paid cash dividends on the common stock.

Lack of Public Trading Market and Difficulty in Trading Stock; Non-Liquidity of Securities: There is presently no public trading market for Neutron common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future. Neutron intends to have its common stock quoted on the OTC Electronic Bulletin Board as soon as practical, however there can be no assurance that the Company's shares will be quoted on the OTC Bulletin Board. Until there is an established trading market, holders of Neutron common stock will find it difficult to sell or to obtain accurate quotations for the price of the common stock. : Neutron does not currently meet the requirements to have shares listed on the American Stock Exchange ("AMEX") or the NASDAQ Stock Market; therefore, any market for securities that does develop will be highly illiquid. It is unlikely that Neutron stock will achieve sufficient distribution or that it will be able to obtain the number of market-makers necessary to obtain a listing on the NASDAQ Stock Market in the foreseeable future.

Rules Governing Low-Priced Stocks that May Effect Ability to Resell Shares: Neutron's Common Stock is currently considered a "penny stock" under federal securities laws since its market price is below $5.00 per share. Penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell or recommend Neutron's shares to certain investors.

Broker-dealers who sell penny stock to certain types of investors are required to comply with the SEC's regulations concerning the transfer of penny stock. If an exemption is not available, these regulations require broker-dealers to: make a suitability determination prior to selling penny stock to the purchaser; receive the purchaser's written consent to the transaction; and provide certain written disclosures to the purchaser. These rules may affect the ability of broker-dealers to make a market in or trade Neutron's shares. In turn, this may affect the investor's ability to resell those shares in the public market.

Lack of Escrow: Any funds received from the sale of stock will be placed into Neutron's corporate bank account. Although management intends to internally segregate the funds on its balance sheet, it does not intent to place the funds in a separate escrow account, to save on expenses. Since the funds will not be protected in an escrow account, the use of the funds prior to the minimum amount being raised is possible.

Lack of Interest: Any funds received from the sale of stock will be placed in Neutron's corporate bank account, and will earn no interest or minimal interest. Any interest earned will be retained by Neutron, even if all funds are returned to investors.

If Minimum is not Raised: If the minimum offering amount is not raised, there may be insufficient funds to continue Neutron's business, and the Company may not succeed. If the minimum is not raised, the funds received from any stock sold will be returned. But, see Lack of Escrow and Interest above. If only the minimum amount is raised, Neutron may not have the funds to be able to file its quarterly and annual reports and might cease to be a reporting company. If Neutron ceases to be a reporting company, it would be de-listed from any exchange on which it was traded. If such an event occurs, investors might be unable to trade their stock, and might lose their investment.

Few Safeguards with Two Members of Management: Since Mr. Warman and Mr. Baybutt are the sole officers of Neutron, they have effective control over all aspects of the business. The Board of Directors provides oversight of Mr. Warman"s and Mr. Baybutt's activities.

Possibility of Business Combination. Since Neutron is thinly capitalized, it may be the target of a business combination. Although Neutron has not been approached by potential merger candidates, and has no current plans to seek such a candidate, it may be subject to offers for such combinations, if it is unable to fully develop its business plan.

Item 4. Use of Proceeds.

This offering has a minimum offering amount of $5,625, and maximum of $22,500. If the minimum amount is not raised, Neutron intends to return any sales proceeds to the investor(s). Neutron intends on raising $22,500 from the sale of 2,250,000 shares at $.01 per share. Neutron intends on using these proceeds as follows:

Expenditure Item	Amount If Minimum Raised	Amount if Maximum Raised
Professional Fees	$4,175	$9,850
Rent	900	900
Communications	550	550
ISP & Hosting Services	--	200
Website Development	--	5,000
Consulting Fees	--	6,000
Total	$5,625	$22,500

Each section will break down as follows:

* Professional fees: These fees relate to legal and accounting costs for filings.

* Rent - $300 a month for three months.

* Communications: Telephone and long distance charges.

* ISP & Hosting Services: Hosting for basic website (splash page).

* Website development: This is the cost associated with preliminary development of the website, without any sales content.

* Consulting fees: This item refers to the costs of consulting with heavy equipment industry experts and e-commerce specialists. It does not include salaries. Neutron does not intend to hire employees in the next 12 months. Additionally, Nanuk Warman, Jason Baybutt and Aaron Bomke are not accruing and does not plan on accruing any salary for the next 12 months.

There is no assurance that Neutron will raise the full $22,500 anticipated. The following is the break down of how Management intends on using the proceeds if 75% or 50% is raised:

	75%	50%
Professional Fees	$9,850	$ 9,800
Rent	900	900
Communications	550	550
ISP & Hosting Services	200
Website Development	3,000
Consulting Fees	2,375
Totals	$16,875	$11,250

* If 75% of the maximum amount is raised, Neutron will be able to satisfy their expected operating expenses for the three months following the offering, however, Neutron would have to reduce expenditures allocated to the website development and related consulting fees.

*If 50% of the maximum amount is raised, normal operating expenses for the three month period would use all of the necessary capital raised, and thus nothing would be allocated to furthering Neutrons' plan of operations, as detailed in Item 17 of this filing.

* If the minimum amount is raised, Neutron will be accruing significant accounts payable relating to professional fees. Neutron might not be able to continue as a reporting company, as it would not be able to file the required quarterly and annual financial statements without paying accounting fees, as required under SEC guidelines.

Item 5. Determination of Offering Price, Dates for Offering, Refunds and Purchase Amounts.

There is no established market for the Registrants stock. The offering price for shares sold pursuant to this offering is set at $.01, which is the price paid by the existing shareholders. The additional factors that were included in determining the sales price are the lack of liquidity (since there is no present market for Neutron's stock) and the high level of risk considering the lack of operating history of Neutron

The offering will terminate upon the sale of all stock offered, or May 31, 2002, whichever occurs first. If the minimum amount required to be raised through the sale of stock is not raised by May 31, 2002, all funds invested will be returned no later than June 15, 2002.

There is no minimum amount of stock that is required to be purchased by any one (1) investor, except Neutron retains the right to accept only investments that exceed $100.

Item 6. Dilution.

Not applicable.

Item 7. Selling Security Holders.

Not applicable.

Item 8. Plan of Distribution.

There will be no underwriters used, no dealer's commissions, no finder's fees, & no passive market making. All the shares will be issued to business associates, friends, and family of current Neutron shareholders and principles of the Company. The officers and directors will not register as broker-dealers in connection with this offering. They will not be deemed to be brokers pursuant to the safe harbor provisions of Rule 3a4-1 of the Securities and Exchange Act of 1934, since they are not subject to statutory disqualification, will not be compensated directly or indirectly from the sale of securities, are not associated persons of broker or dealer, nor have they been so associated within the previous twelve months, primarily perform substantial duties as officers or directors that are not in connection with the sale of securities, and have not nor will not participate in the sale of securities more than once every twelve months.

Item 9. Legal Proceedings.

Neutron is not a party to any pending legal proceedings.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Nanuk Warman, President and Member of the Board of Directors, age 29. Mr. Warman graduated from the British Columbia Institute of Technology (BCIT), located in Burnaby B.C., in June 1995 with a Diploma of Technology in Financial Management, specializing in Finance. He obtained his Certified Management Accountant (CMA) designation in October 1998 and has been a member in good standing since with the Certified Management Accountants Society of British Columbia.

Mr. Warman's work experience since BCIT has been as follows:

* 1996-1998: KPMG. Worked as a staff accountant, in their Independent Business and Accounting Services department.

* 1998 - Present: Self-Employed Consultant. Mr. Warman assists companies in full-cycle accounting, specializing in preparation of financial statements for review and audit by independent accounting firms.

Mr. Warman will be allocating his time to Neutron on a priority basis over his other consulting duties. As of this filing, Mr. Warman has been allocating approximately 15 hours per week to neutron. It is anticipated that upon completion of the private placement financing Mr. Warman will need to allocate 80% of his time to the furtherance of the stated business plan. This will greatly reduce the time spent in his consulting duties. Mr. Warman will not be charging Neutron for his time in the next twelve months.

Aaron Bomke, - Member of the Board of Directors, age 29_. Mr. Bomke received his Sales and Marketing Diploma from BCIT in 1998. He served as Territory Manager for Cummins British Columbia from 1998 to 1999, and was responsible for a territory covering North/East of British Columbia, including selling truck engines to dealers and end users. From 1999 to 2001, Mr. Bomke handled sales and rentals for Finning Materials Handling, including product ranges from 3,000lb to 60,000lb forklifts, manlifts, and scissor lifts, with a territory covering all of Alberta and into British Columbia. In October 2001, Mr. Bomke became rental manager for British Columbia and Alberta with Leavitt Machinery.

Jason Baybutt, Chief Financial Officer, Secretary, Treasurer and Member of the Board of Directors, age 30. Mr. Baybutt attended Selkirk College in Castlegar, B.C. and Mount Royal College in Calgary, Alta with an emphasis on Accounting & Management. He is currently enrolled in the Certified Management Accountants Association Fast Track Program.

Mr. Baybutt's work experience has all been in the accounting & finance areas:

    2001 - Present: Catalyst Media Inc. - Controller with responsibility for the Finance and Accounting department.

    2000 - 2001: I Am Adventurous Travel Corporation - Controller.

    1999 - 2000: Apex Communications Inc. - Accountant at Head Office.

    1998 - 1999: Canadian International College Inc. - Accountant.

    1992 - 1998: Pacific Insight Electronics Corp. - Accounting Manager.

Item 11. Security Ownership of Certain Beneficial Owners and Management.

The following is a table detailing the current shareholders of Neutron:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Nanuk Warman, Director, President, #201 - 15225 Thrift Ave. White Rock, B.C. Canada V4B 2K9	100,000	100%

Item 12. Description of Securities.

COMMON STOCK

Neutron's Articles of Incorporation authorize the issuance of 100,000,000 shares of Common Stock of $.001 par value. Each record holder of Common Stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

Holders of outstanding shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of the Company, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of Common Stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of Common Stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of Neutron's Common Stock are issued, the relative interest of then existing stockholders may be diluted.

SHAREHOLDERS

Each shareholder has sole investment power and sole voting power over the shares owned by such shareholder.

Item 13. Interest of Named Experts and Counsel.

No expert or counsel who was hired on a contingent basis will receive a direct or indirect interest in Neutron or was a promoter, underwriter, voting trustee, director, officer, or employee, of Neutron.

Item 14. Disclosure of Commission Position on Indemnification for Securities Liabilities.

According to Section 5 of Neutron's Bylaws, the Company is obligated to indemnify its directors, officers, agents and employees to the fullest extent authorized under Nevada Law subject to certain specified limitations. As permitted by Nevada Statutes, the Company may indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities originates under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 15. Organization Within Last Five Years.

No promoters received or expect to receive any assets, services or other consideration from Neutron. No assets will be or are expected to be acquired from any promoter on behalf of Neutron. In addition, see Certain Relationships and Related Transactions, Item 19, below.

Item 16. Description of Business.

Business Development

Neutron Enterprises, Inc. ("Neutron") was incorporated on December 28, 2000 in the state of Nevada. Neutron has never declared bankruptcy, they have never been in receivership, and they have never been involved in any legal action or proceedings what so ever. Since becoming incorporated, Neutron has not made any significant purchases or sales of assets, nor has it been involved in any mergers, acquisitions or consolidations.

Business of Issuer

Neutron plans to be a heavy equipment marketing company intending to operate exclusively as a web-based business with the address www.bigticketitemsonline.com ("Neutron website" or "website"). The website is currently underway, and the Company hopes to have it operational within a reasonable time. Neutron has hired a consultant to develop the website and provide additional services to insure the website will be available for potential customers. Completion of the website in the next twelve months is dependent on additional financing.

The Neutron website will be a trading "Exchange" that will offer for sale pre-owned or used transportation and heavy construction equipment. The website will allow for the listing of virtually every type of transportation and heavy construction equipment available. In addition to an extensive listing of equipment for sale, the website will also provide other services that are of interest to the owners and users of heavy equipment

Those services will include: financing through banks and financial houses; third party appraisals that will provide independent valuations of items that are listed for sale; shipping and transportation services to move equipment from sellers to the buyers; and rigging and set-up services to help put the new equipment into service once the purchaser takes possession.

The site will also have many other informative and useful features including: links to trade associations, magazines and newsletters, industry information and news events, and on-line want ads.

Potential buyers and browsers on the www.bigticketitemsonline.com website will have round-the-clock access to inventory that may come from anywhere in the world. Visitors will be able to search through the numerous listings to find the piece of equipment that fits their needs. Neutron's intention is to create a virtual environment that will bring buyers and sellers together, and offer them the professional support and services necessary to successfully complete the sale transaction.

Neutron believes that the nature of the products and services being offered, and the level of knowledge and expertise of its clientele will demand a no-nonsense, practical approach to website design. Visitors to the website will be business people with very precise needs and limited time. In order to ensure a positive shopping experience, Neutron will need to design bigticketitemsonline.com to be informative, intuitive, quick and simple to use.

In addition to displaying each piece of equipment being offered for sale, the Neutron website will provide a full description of the item, along with third party appraisal and inspection reports, and information on shipping options, set-up services and rigging. Insurance and escrow services provided by third parties will also be available on the Neutron website. By using these services both buyers and sellers will have the convenience and confidence of knowing that transactions are safe and secure, and that purchase items and proceeds will be delivered and disbursed promptly as per the terms and conditions of each transaction.

The Neutron website will also include regular feature articles about specific issues of interest to bigticketitemsonline.com clientele. Topics may include financing and taxation news, trade developments, reports on the logging, construction and transportation industries, as well as trends and news in the transportation and airline industries. There will also be links to other websites containing new product development and research findings, as well as access to industry associations and trade organizations. Finally, the website will include on-line want ads and bulletin boards, where visitors will be able to ask questions, leave messages and communicate with buyers, sellers and colleagues from around the world.

Sellers utilizing the listing service will have the option of using one of two different marketing methods. They will be able to either set a fixed price for the item they are selling, or they will be able to have the item sold through the silent auction process. In either case, there are no up-front costs to the buyer or the seller. A basic commission of from 5 to 20 percent will be charged on the sale of each piece of equipment. Commission on a piece of heavy equipment sold for $5,000 or less will be 20%. As the value of the equipment increases, the commission rate decreases. Items sold for $500,000 or more will carry a sales commission of 5%. The commission structure for sale of services will follow similar principles. A final model for service commissions will be determined after consultation and negotiations with service providers during the second half of this year.

In all cases, the seller or service provider will be charged the sales commission. The commissions will be paid directly to Neutron out of the proceeds of each sale. Purchasers will be responsible for paying all transportation, insurance and set-up costs unless otherwise arranged, and sellers will be responsible for escrow charges. Since many of the buyers and sellers using the Neutron service will be knowledgeable about the market values of the equipment being offered for sale, appraisals will not be mandatory. If, however, an appraisal is ordered it will be paid for by the party requesting the service.

The highly specialized nature of each piece of equipment and the large size present certain problems that are unique to the heavy equipment industry. In many cases, there is no local market for very specialized items, and new equipment dealers are not always willing to take equipment on trade. This can make it difficult for used equipment owners to dispose of their surplus assets, and it also makes it difficult for potential buyers to locate used equipment.

Heavy equipment auctions and sales brokers solve the problem of locating equipment and putting buyers and sellers together, however, both of these options remain very expensive and time consuming, especially for buyers. Moving the equipment is expensive, and there is the added cost of traveling to and from auctions and sales lots to look for suitable equipment. Because of this, many used heavy equipment items simply never make it to the market place.

Neutron plans to develop and maintain market share by offering customers an efficient and cost-effective method for buying and selling used heavy equipment. By providing a comprehensive service and support package, Neutron believes it can deliver its products quickly, efficiently, and at a lower cost than has been traditionally available.

Currently, there are several other companies offering the same type of products and services as Neutron intends to provide. During the next year Neutron has no intention to compete directly with these pre-existing businesses for their customers. These companies are better known and established with well-developed policies, procedures, and systems; experienced staff and management; and, more substantial financial resources than Neutron. Neutron has no special or unique plan to compete for market share against these existing on-line service providers, other than to provide the best possible service and to make the shopping experience as efficient and enjoyable as possible.

Neutron believes that the strong growth in the number of Internet subscribers and the resultant increase in e-commerce provides sufficient opportunity to build market share in this growing marketplace. The marketing plan Neutron has developed and described in this section is based on this factor as well as the traditional principles of providing good customer service and a pleasant shopping experience.

Neutron has no plans to develop new products or services. All products and services that will be offered for sale are currently available from a variety of sources. Since it is an Internet based sales agency, Neutron also has no need or plans for warehousing, storage or store facilities. All equipment being offered for sale will remain on the seller's property or in the seller's possession, until a sale has been completed. At that time, the item will be shipped directly to the buyer. Neutron's clientele will include individual or corporate buyers and sellers, heavy equipment dealers, brokers and auction houses.

All of the services that Neutron plans on providing are currently available from numerous independent contractors and other sources. Making these services available to clients will simply be a matter of listing them on the website. To date, Neutron has not entered into any contracts with service providers nor has it contacted anyone regarding future relationships. Selecting service providers will be a matter of deciding on the most appropriate supplier at the time the services are required. The most significant factors determining the selection of suitable service providers will be geographic location and availability. Neutron intends to build its base of service providers on an at-need basis. Once a service provider has been retained for a specific assignment, that provider's name will be added to our list of contacts for future use. Since we have no indication or assurance of exactly where future equipment sales will take place, we do not believe it is practical to enter into advance service supply contracts.

Since Neutron will be developing its own corporate image and identity, there will be no need to pay licensing, patent, trademark or franchise fees. Because of the nature of the operations, environmental issues are not a significant concern.

As Neutron is newly incorporated, it has just begun research and development. Neutron currently has no employees, and does not plan on hiring employees in the next twelve months. Neutron's directors and officers will undertake as much of the planning and development work as they can, without cost to Neutron. Qualified consultants will provide any work that cannot be completed by the directors and officers.

Reports to Security Holders Neutron will voluntarily make available an annual report including audited financials on Form 10-K or Form 10-KSB to security holders. Neutron is not currently a fully reporting company, but upon effectiveness of this registration statement, will be required to file reports with the SEC pursuant to the Exchange Act.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Item 17. Plan of Operation.

The first year of operations will be a development phase, during which Neutron will be building its website, establishing relationships with various suppliers and service providers, securing equipment and facilities, testing its systems, and formulating marketing and staffing plans for the second year's operational phase.

Neutron's executive officer, Mr. Warman, has the expertise to undertake most of the planning and development for the project. Neutron has no plans to develop additional products, and will not be undertaking any product research during the first twelve months. The minimal research and development costs that Neutron will incur will be as a result of sourcing and acquiring equipment and suppliers. These costs are included in the relevant expenditure categories listed below.

Neutron has no plans to hire staff during the next twelve months. All work requiring outside expertise, such as website design, systems engineering and technical support, will be contracted to outside consultants. This will lessen the pressure for a constant flow of operating capital, and allow Neutron added flexibility in its second year of operation.

All funds required during the next twelve (12) months will be raised through debt or equity financing, by way of loans from members of the Board of Directors and private placements in accordance with Regulation D, Rule 505. The Company plans on offering debt financing during the first six (6) months following the effective date of this offering. No sale of stock by way of a private placement will occur until at least six (6) months after the effective date of registration of this offering. Mr. Warman has entered into a loan agreement with Neutron, which provides for a line of credit for up to $50,000. Neutron has recently borrowed $10,000 from Mr. Warman to facilitate the web design and operations. A copy of the loan agreement and promissory note are attached as Exhibits 10.4 and 10.5. In addition, Mr. Warman has advanced approximately $32,000 through December 31, 2001, to finance operations. There is no promissory note or interest being accrued on this amount. Mr. Bomke has entered into a loan agreement with Neutron, which provides for a line of credit for up to $50,000. A copy of the loan agreement is attached as Exhibit 10.6. Mr. Baybutt has entered into a loan agreement with Neutron, which provides for a line of credit for up to $50,000. A copy of the loan agreement is attached as Exhibits10.7. Neutron plans on raising the first $150,000 during the first six (6) months, and the final $93,600 in the following six (6) months of the first year of operations. Mr. Warman, on behalf of Neutron, has not entered into any agreements or made any efforts to solicit private investors. In the event that Neutron fails to raise the necessary funding, it will reduce the level of development according to cash availability, and, if necessary, extend the development period into the second year allowing extra time to raise capital.

Expenditures

The following chart provides an overview of expenditures by major area of activity, for the twelve (12) month period upon effectiveness of this Registration Statement.

Expenditure Item	Amount
Web Site Development	$75,000
Web Server	25,000
Professional Fees	40,000
Consulting Fees	35,000
Travel & Accommodations	20,000
Advertising and Promotion	20,000
Software	15,000
ISP and Hosting Costs	5,000
Communications	5,000
Rent	3,600
Total	$243,600

Website Development: Website Development will be the most important part of the operation, and has already begun, but will not be completed for twelve (12) months. It will be done on a contract basis, and will continue throughout the first year. The Consulting Agreement pursuant to which the website development has begun is attached as Exhibit 10.2 hereto.

Web Server: Neutron will not need to purchase a web server initially, however, once the contract developer has completed the website, Neutron's services will need to be relocated to a dedicated server for testing. Neutron expects that it will purchase its own equipment and software sometime towards the end of the first year.

Professional Fees: This expenditure item covers accounting, auditing and legal costs associated with regular operations and the need to satisfy Security Exchange Commission reporting requirements.

Consulting Fees: Consulting fees refer to costs associated with retaining outside consultants to advise in matters where industry expertise is required and to provide technical support for the computer system.

Travel & Accommodation: This item refers to costs associated with the travel necessary to secure product.

Advertising & Promotion: Advertising and promotion costs encompass a number of items, such as internet banner and click-through advertising, print media advertising, promotional materials and associated meeting costs. These costs are relatively low at this time because the bulk of advertisement and promotion will take place after the first twelve months, when Neutron will enter into its operational phase.

Software: The software costs indicated above are for basic operating system and administrative software necessary for the business.

ISP & Hosting Services: Domain name registration costs, monthly hosting charges, search engine registration fees and high-speed Internet connection costs are all included under this category.

Communications: Communication costs refer to expenditures on telecommunications, postage and courier charges. They will occur on an ongoing basis throughout the year.

Rent: This item refers to office rent at $300.00 per month.

Item 18. Description of Property.

Neutron's principal place of business and corporate offices approximately 150 sq. ft. of a 2,500 sq. ft. office at #201 - 15225 Thrift Avenue, White Rock, B.C., Canada, V4B 2K9. This office is used by Nanuk Warman, which is rented from White Rock Office Services, Ltd., an un-affiliated company, at approximately $300.00 ($454.75 CDN) per month on a month-to-month lease. This lease became effective as of October 1, 2001. A copy of said lease is attached as an exhibit hereto.

Neutron does not do any investments in real estate or have any interests in real estate. Neutron does not invest in real estate mortgages. Neutron does not invest in Securities of or interests in persons primarily engaged in real estate activities.

Item 19. Certain Relationships and Related Transactions.

Neutron has not entered into any agreements, which require disclosure to our shareholders. Mr. Warman, Mr. Baybutt and Mr. Bomke have entered into loan agreements with Neutron, which provide for a total line of credit for up to $150,000. Any Promoters used by the Company will not receive anything of value (including money, property, contracts, options or rights of any kind), directly or indirectly, from Neutron. No assets will be acquired from a promoter.

Item 20. Market for Common Equity and Related Stockholder Matters.

Market for Stock.

Neutron has not applied to have its common stock listed.

Holders.

As of the filing of this registration statement, the company had one (1) shareholder of record of its common stock.

Dividends.

As of the filing of this registration statement, registrant has not paid any dividends to its shareholder. There are no restrictions which would limit the ability of Neutron to pay dividends on common equity or that are likely to do so in the future. Neutron does not intend to pay dividends to its shareholders in the foreseeable future.

Item 21. Executive Compensation.

Neutron's Executive officers do not currently receive and are not accruing any compensation. Neutron's Directors are not currently receiving compensation for their services. Mr. Aaron Bomke will receive deferred compensation pursuant to a consulting agreement. See Item 3 above.

Item 22. Financial Statements.

The following audited financial statements from date of inception, Dec. 28, 2000 to Dec. 31, 2000 of Neutron are filed herewith

Balance Sheet

Statement of loss

Statement of stockholder's equity

Statement of Cash flows.

The following audited financial statements for the period ended Dec. 31, 2001 of Neutron are filed herewith

Balance Sheet

Statement of loss

Statement of stockholder's equity

Statement of Cash flows.

NEUTRON ENTERPRISES, INC.

Audited Financial Statements

December 31, 2000

INDEX TO FINANCIAL STATEMENTS AND SCHEDULES

A.     Financial statements

Report of independent certified public accountants

Balance sheet, December 31, 2000

Statement of loss for the period ended

December 31, 2000

Statement of stockholder's equity for the period ended

December 31, 2000

Statement of cash flows for the period ended

December 31, 2000

Notes to financial statements

B. Financial statement schedules

Schedules are omitted because of the absence of the conditions under which they are required, or because the information required by such omitted schedule is contained in the financial statements or the notes thereto.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholder

Of Neutron Enterprises, Inc.

We have audited the accompanying balance sheet of Neutron Enterprises, Inc. (a Nevada corporation) (a development stage enterprise) as of December 31, 2000, and the related statements of loss, stockholder's equity, and cash flows for the period from inception (December 28, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neutron Enterprises, Inc. (a development stage enterprise) as of December 31, 2000, and the results of its operations and cash flows for the initial period then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is not currently engaged in a business and has suffered losses from development stage activities to date, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BATEMAN & CO., INC., P.C..

Houston, Texas

January 25, 2001

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Balance Sheet

December 31, 2000

<table>

ASSETS
Current assets:
Cash funds held in trust	$8,605
Total current assets	8,605
Total assets	$8,605

LIABILITIES
Current liabilities:
Note payable, related parties	$9,040
Total current liabilities	9,040

Total liabilities	9,040

Commitments and contingencies	-

STOCKHOLDERS' EQUITY
Common stock, $.001 par value, 100,000,000 authorized,
100,000 shares issued and outstanding	100
Capital in excess of par value	900
Deficit accumulated during the development stage	(1,435)
Total stockholders' equity	(435)
Total liabilities and stockholders' equity	$8,605

</table>

The accompanying notes are an integral part of these statements.

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statement of Loss For The Period Ended

December 31, 2000

<table>

Inception
December 28, 2000
Through
December 31,
2000

Revenues	$ -

General and administrative expenses	1,435
Total operating expenses	1,435
(Loss) before taxes	(1,435)

Provision (credit) for taxes on income:
Current	-
Deferred	-
Total provision (credit) for taxes on income	-
Net (loss)	$(1,435)

Basic earnings (loss) per common share	$(0.01)

Weighted average number of shares outstanding	100,000

</table>

The accompanying notes are an integral part of these statements.

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statement of Stockholder's Equity For The Period Ended

December 31, 2000

<table>

				Deficit
				Accumulated
			Capital in	During the
	Common Stock		Excess of	Development
	Shares	Amount	Par Value	Stage	Total

Inception, December 28, 2000	-	$ -	$ -	$ -	$ -
Stock issued for cash	100,000	100	900	-	1,000
Development stage net (loss)	-	-	-	(1,435)	(1,435)
Balances, December 31, 2000	100,000	$100	$900	$(1,435)	$(435)

</table>

The accompanying notes are an integral part of these statements.

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statement of Cash Flows For The Period Ended

December 31, 2000

<table>

Inception
December 28,
2000
Through
December 31,
2000
Cash flows from operating activities:
Net (loss)	$(1,435)
Net cash provided (used) by operating
activities	(1,435)

Cash flows from investing activities:	-

Cash flows from financing activities:
Proceeds from sale of common stock	1,000
(Decrease) increase in note payable, related parties	9,040
Net cash provided (used) by financing activities	10,040

Net increase (decrease) in cash and equivalents	8,605

Cash and equivalents, beginning of period	-
Cash and equivalents, end of period	$8,605

Supplemental cash flow disclosures:
Cash paid for interest	$ -
Cash paid for income taxes	-

</table>

The accompanying notes are an integral part of these statements.

Note 1 - Organization and summary of significant accounting policies:

Following is a summary of the Company's organization and significant accounting policies:

Organization and nature of business - Neutron Enterprises, Inc. (the Company) is a Nevada corporation incorporated on December 28, 2000. It is based in Vancouver, British Columbia, Canada.

The Company's intent is to become a marketing company that provides a trading exchange for pre-owned transportation and construction equipment. The Company's internet website is currently under construction and will be the centerpiece of its marketing operation. The website will display each piece of heavy equipment for sale, as well as offer third party appraisals and inspections, transportation insurance, and services for shipping, rigging and escrow. The site will also include links to trade associations, magazines and newsletters, industry information and on-line want ads. Customers will be able to place their orders via the internet in a secured e-commerce connection. The Company expects to market to a global customer base.

To date, the Company's activities have been limited to its formation and the raising of equity capital. In its current development stage, management anticipates incurring substantial additional losses as it implements its business plan.

Basis of presentation - The accounting and reporting policies of the Company conform to generally accepted accounting principles applicable to development stage enterprises.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products and markets which could affect the financial statements and future operations of the Company.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Net income per share of common stock - The Company has adopted FASB Statement Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Capital stock:

Since its inception, the Company has issued shares of its common stock as follows:

Date	Description	Shares	Price Per Share	Amount
12/28/00	Shares issued for cash	100,000	$0.01	$1,000

Note 3 - Cash funds held in trust:

At December 31, 2000, the company did not have a bank account because it had not yet obtained a federal tax identification number. Therefore, its cash was held in trust by the company's attorney pending the opening of a bank account. These funds were considered cash equivalents.

Note 4 - Federal income tax:

The Company follows Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

2000
Refundable Federal income tax attributable to:
Current operations	$(500)
Less, Limitation due to absence of prior year taxable income	500
Net refundable amount	-

The cumulative tax effect at the expected rate of 34% of significant items comprising the Company's net deferred tax amounts as of December 31, 2000 are as follows:

2000
Deferred tax asset attributable to:
Net operating loss carryover	$(500)
Less, Valuation allowance	500
Net deferred tax asset	-

At December 31, 2000, the Company had unused net operating loss carryovers which may be used to offset future taxable income and which expire as follows:

Expires December 31,	Amount
2015	$ 1,435
Total net operating loss carryover	$ 1,435

Note 5 - Related party transactions:

As of December 31, 2000, the Company is obligated to an officer/shareholder on a non-interest bearing promissory note due October 30, 2001, with a balance of $9,040.

Note 6 - Uncertainty, going concern:

At December 31, 2000, the Company was not currently engaged in a business and had suffered losses from development stage activities to date. Although management is currently attempting to implement its business plan (see Note 1 above) and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its officers and directors to perform essential functions without compensation until a business operation can be commenced. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 - New accounting pronouncements:

In March 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-2, Accounting for Website Development Costs, ("EITF Issue No. 00-2") to be applicable to all website development costs incurred for the quarter beginning after June 30, 2000. The consensus states that for specific website development costs, the accounting should be based generally on AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Under SOP 98-1, development costs are capitalized and amortized to income over the estimated useful life of the website. The Company did not incur any website development costs during the period ended December 31, 2000.

The following recent accounting pronouncements:

FASB Statements

Number 133, Accounting for Derivative Instruments and Hedging Activities,

Number 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise,

Number 135, Recission of FASB Statement No. 75 and Technical Corrections,

Number 136, Transfers of Assets to a Not-for-Profit Organization or Charitable Trust That Raises or Holds Contributions for Others,

Number 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133,

Number 138, Accounting for Certain Dervative Instruments and Certain Hedging Activities - an amendment of FASB Statement No. 133,

Number 139, Recission of FASB Statement No. 53 and amendments to FASB Statements No. 63, 89 and 121, and

Number 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125,

and FASB Interpretaions

Number 43, Real Estate Sales, and

Number 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25,

are not currently expected to have a material effect on the Company's financial Statements.

NEUTRON ENTERPRISES, INC.

Unaudited Financial Statements

December 31, 2001

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholder

Of Neutron Enterprises, Inc.

We have audited the accompanying balance sheet of Neutron Enterprises, Inc. (a Nevada corporation) (a development stage enterprise) as of December 31, 2001 and 2000, and the related statements of loss, stockholder's deficit, and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Neutron Enterprises, Inc. (a development stage enterprise) as of December 31, 2001 and 2000, and the results of its operations and cash flows and the results of its operations for the periods then ended in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company is not currently engaged in a business and has suffered losses from development stage activities to date, which raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BATEMAN & CO., INC., P.C.

Houston, Texas

March 1, 2002

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Balance Sheet

December 31, 2001 and 2000

	2001	2000
ASSETS
Current assets:
Cash	$7,068	$ -
Cash funds held in trust	-	8,605
Prepaid expenses	2,391	-
Total current assets	9,459	8,605

Property and equipment:
Office and computer equipment, net of
accumulated depreciation of $37	220	-

Other assets:
Website development costs in progress	977	-
Total other assets	977	-
Total assets	$10,656	$8,605

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$2,486	$ -
Note and advances payable, related parties	42,403	9,040
Total current liabilities	44,889	9,040

Total liabilities	44,889	9,040

Commitments and contingencies	-	-

STOCKHOLDER'S EQUITY
Common stock, $.001 par value, 100,000,000 authorized,
100,000 shares issued and outstanding	100	100
Capital in excess of par value	900	900
Deficit accumulated during the development stage	(35,233)	(1,435)
Total stockholder's equity	(34,233)	(435)
Total liabilities and stockholder's equity	$10,656	$8,605

The accompanying notes are an integral part of these statements

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statements of Loss For The Periods Ended

December 31, 2000 and 2001

	Cumulative, Inception		Inception
	December 28, 2000		December 28, 2000
	Through	Year Ended	Through
	December 31,	December 31,	December 31,
	2001	2001	2000

Revenues	$ -	$ -	$ -

General and administrative expenses	35,191	33,756	1,435
Total operating expenses	35,191	33,756	1,435
(Loss) before taxes	(35,191)	(33,756)	(1,435)

Other income (expense):
Other income	-	-	-
Interest expense	(42)	(42)	-
Total other income (expense)	(42)	(42)	-

Provision (credit) for taxes on income:
Current	-	-	-
Deferred	-	-	-
Total provision (credit) for taxes on income	-	-	-
Net (loss)	$(35,233)	$(33,798)	$(1,435)

Basic earnings (loss) per common share		$(0.34)	$(0.01)

Weighted average number of shares outstanding		100,000	100,000

The accompanying notes are an integral part of these statements.

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statements of Stockholders' Deficit For The Periods Ended

December 31, 2001 and 2000

				Deficit
				Accumulated
			Capital in	During the
	Common Stock		Excess of	Development
	Shares	Amount	Par Value	Stage	Total

Inception, December 28, 2000	-	$ -	$ -	$ -	$ -
Stock issued for cash	100,000	100	900	-	1,000
Development stage net (loss)	-	-	-	(1,435)	(1,435)
Balances, December 31, 2000	100,000	100	900	(1,435)	(435)

Development stage net (loss)	-	-	-	(33,798)	(33,798)
Balances, December 31, 2001	100,000	$100	$900	$(35,233)	$(34,233)

The accompanying notes are an integral part of these statements.

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Statements of Cash Flows For The Periods Ended

December 31, 2001 and 2000

	Cumulative, Inception		Inception
	December 28, 2000		December 28, 2000
	Through	Year Ended	Through
	December 31,	December 31,	December 31,
	2001	2001	2000
Cash flows from operating activities:
Net (loss)	$(35,233)	$(33,798)	$(1,435)

Adjustments to reconcile net (loss) to cash
provided (used) by developmental stage activities:
Depreciation	37	37	-
(Increase) in prepaid expenses	(2,391)	(2,391)	-
Increase in accounts payable and
accrued expenses	2,486	2,486	-
Net cash provided (used) by operating
activities	(35,101)	(33,666)	(1,435)

Cash flows from investing activities:
Acquisition in property and equipment	(257)	(257)	-
Website development costs incurred	(977)	(977)	-
Net cash provided (used) by investing activities	(1,234)	(1,234)	-

Cash flows from financing activities:
Notes and advances from related parties	42,403	33,363	9,040
Proceeds from sale of common stock	1,000	-	1,000
Net cash provided (used) by financing activities	43,403	33,363	10,040

Net increase (decrease) in cash and equivalents	7,068	(1,537)	8,605

Cash and equivalents, beginning of period	-	8,605	-
Cash and equivalents, end of period	$7,068	$7,068	$8,605

Supplemental cash flow disclosures:
Cash paid for interest	$42	$42	$ -
Cash paid for income taxes	-	-	-

The accompanying notes are an integral part of these statements

NEUTRON ENTERPRISES, INC.

(A development stage enterprise)

Notes to Financial Statements

December 31, 2001 and 2000

Note 1 - Organization and summary of significant accounting policies:

Following is a summary of the Company's organization and significant accounting policies:

Organization and nature of business - Neutron Enterprises, Inc. (the Company) is a Nevada corporation incorporated on December 28, 2000. It is based in Vancouver, British Columbia, Canada.

The Company's intent is to become a marketing company that provides a trading exchange for pre-owned transportation and construction equipment. The Company's internet website is currently under construction and will be the centerpiece of its marketing operation. The website will display each piece of heavy equipment for sale, as well as offer third party appraisals and inspections, transportation insurance, and services for shipping, rigging and escrow. The site will also include links to trade associations, magazines and newsletters, industry information and on-line want ads. Customers will be able to place their orders via the internet in a secured e-commerce connection. The Company expects to market to a global customer base.

To date, the Company's activities have been limited to its formation and the raising of equity capital. In its current development stage, management anticipates incurring substantial additional losses as it implements its business plan.

Basis of presentation - The accounting and reporting policies of the Company conform to US generally accepted accounting principles applicable to development stage enterprises.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products and markets which could affect the financial statements and future operations of the Company.

Cash and cash equivalents - For purposes of the statement of cash flows, the Company considers all cash in banks, money market funds, and certificates of deposit with a maturity of less than three months to be cash equivalents.

Fair value of financial instruments and derivative financial instruments - The Company has adopted Statement of Financial Accounting Standards number 119, Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments. The carrying amounts of cash, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of its foreign exchange, commodity price or interest rate market risks.

Federal income taxes - Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with Statement of Financial Accounting Standards number 109 Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Depreciation - Office and computer equipment are stated at cost less accumulated depreciation computed principally using accelerated methods over the estimated useful lives of the assets. Estimated lives of depreciable assets are five years.

Net income per share of common stock - The Company has adopted FASB Statement Number 128, Earnings per Share, which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. The Company did not have a complex capital structure requiring the computation of diluted earnings per share.

Note 2 - Capital stock:

Since its inception, the Company has issued shares of its common stock as follows:

Date	Description	Shares	Price Per Share	Amount
12/28/00	Shares issued for cash	100,000	$0.01	$1,000

Note 3 - Commitments:

Prior to October 31, 2001, the Company's principal place of business and corporate offices occupied office space shared with several other businesses. The Company leased this space at $250 per month on a month-to-month lease. At October 31, 2001, the Company relocated to other offices under a month-to-month lease for $280 per month. Rent expense of $2,876 was incurred during the year ended December 31, 2001.

During 2001, the Company entered into a consulting agreement whereby the consultant is committed to provide expert advice and consultation in matters relating to the heavy equipment sales and service industry. The services will be provided as needed by the Company, no expenses were incurred during the year ended December 31, 2001.

Note 4 - Federal income tax:

The Company follows Statement of Financial Accounting Standards Number 109 (SFAS 109), Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

	2001	2000
Refundable Federal income tax attributable to:
Current operations	$(12,000)	$(500)
Less, Limitation due to absence of prior year taxable income	12,000	500
Net refundable amount	-	-

The cumulative tax effect at the expected rate of 34% of significant items comprising the Company's net deferred tax amounts as of December 31, 2001 and 2000 are as follows:

	2001	2000
Deferred tax asset attributable to:
Net operating loss carryover	$12,000	$500
Less, Valuation allowance	(12,000)	(500)
Net deferred tax asset	-	-

At December 31, 2001, the Company had unused net operating loss carryovers which may be used to offset future taxable income and which expire as follows:

Expires:	Amount
December 31, 2019	$ 1,435
December 31, 2020	33,798
Total net operating loss carryover	$ 35,233

Note 5 - Related party transactions:

As of December 31, 2001, the Company is obligated to an officer/shareholder on a demand promissory note bearing 6% interest, with a balance of $10,018, including accrued interest of $18.

The Company's directors have advanced funds from time to time to finance the Company's operations. The advances are not evidenced by a promissory note, do not currently bear interest, and are due currently. The Company expects to repay the advances out of proceeds from sales of stock or other loans. Such advances totaled $32,385 at December 31, 2001.

Note 6 - Uncertainty, going concern:

At December 31, 2001, the Company was not currently engaged in a business and had suffered losses from development stage activities to date. Although management is currently attempting to implement its business plan (see Note 1 above) and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its officers and directors to perform essential functions without compensation until a business operation can be commenced. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7 - Website development costs in progress:

The Company follows Emerging Issues Task Force reached a consensus on Issue No. 00-2, Accounting for Website Development Costs, ("EITF Issue No. 00-2"), which provides that for specific website development costs, the accounting should be based generally on AICPA Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Under SOP 98-1, development costs are capitalized and amortized to income over the estimated useful life of the website.

The Company has incurred $977 in development costs through December 31, 2001, which have been capitalized; no amortization has been recorded, as the sites are incomplete. No costs had been incurred prior to December 31, 2000.

Note 8 - New accounting pronouncements:

The following recent accounting pronouncements:

  FASB Statements

  Number 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a Replacement of FASB Statement No. 125,

  Number 141, Business Combinations,

  Number 142, Goodwill and Other Intangible Assets,

  Number 143, Accounting for asset Retirement Obligations,

  and FASB Interpretations

  Number 43, Real Estate Sales, and

  Number 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25,

are not currently expected to have a material effect on the Company's financial Statements.

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.

None, not applicable.